Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	Cyanotech Corporation	Russell Communications Group
	Jeffrey H. Sakamoto	Bruce Russell
	(808) 326-1353	(310) 559-4955 x101
	jsakamoto@cyanotech.com	brucerussell@ruscom.com

CYANOTECH CORPORATION REPORTS

SECOND QUARTER FISCAL 2006 FINANCIAL RESULTS

Reports Sales of $2,517,000, Net Loss of $321,000

KAILUA KONA, Hawaii. – November 3, 2005 - Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in producing high-value nutrition and health products from microalgae, today announced financial results for the second quarter of its fiscal year 2006, ended September 30, 2005.

Sales for the second quarter of fiscal 2006 were $2,517,000, a decrease of 16% and 17% compared to sales of $2,998,000 for the same period of the prior fiscal year and $3,029,000 for the prior sequential quarter, respectively.  The decrease in sales resulted from lower order levels for Spirulina Pacifica® products and reduced demand for NatuRose® from the Japanese aquaculture market, offset in part by slightly higher sales of BioAstin® natural astaxanthin for the human nutritional supplement market.

Gross profit for the second quarter of fiscal 2006 was $581,000, with gross profit margin of 23%,  compared to a gross profit of $1,054,000 and gross profit margin of 35% reported for the same quarter of the prior year.  Gross profit and gross profit margin for the quarter ended September 30, 2005 were impacted by higher per unit natural astaxanthin production costs due to the Company’s decision to reduce production in response to overall order levels.

Net loss for the second quarter was $321,000, or ($0.02) per diluted share, compared to net income of $121,000, or $0.01 per diluted share for the same quarter of the prior year and net income of $153,000, or $0.01 per diluted share for the prior sequential quarter.

“Our lower overall revenue during the second quarter of fiscal 2006 was due largely to fluctuation in the ordering pattern of our spirulina customers as well as to reduced orders for NatuRose from the Sea Bream market in Japan,” said Cyanotech’s Chairman, President and Chief Executive Officer, Gerald R. Cysewski.  “As a consequence of the present state of the Japan aquaculture market we are expanding into other areas such as tropical fish.  There are also studies underway to determine the potential of NatuRose for decreasing mortality and improving absorption of food by young fish.  Such economic benefits for the aquaculture market would expand NatuRose’s value beyond pigment enhancement.”

“Despite lower order levels from our two largest BioAstin customers, sales of BioAstin increased overall reflecting our new wholesale, business-to-business marketing focus,” Dr. Cysewski continued.  “Our BioAstin natural astaxanthin is an ingredient in health formulations from nearly 40 manufacturers, with customers such as Now Foods, Health Plus, Twin Laboratories and Jarrow Formulas among others.”  Dr. Cysewski added further, “We have launched a new corporate website with additional information thereby increasing the effectiveness of our marketing activity.”

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com

For the first six months of fiscal 2006 the Company reported sales of $5,546,000, a slight decrease from sales of $5,705,000 reported for the comparable period of the prior fiscal year.  Gross profit for the first six months of fiscal 2006 was $1,606,000 with gross profit margin of 29%, compared to gross profit of $1,941,000 and gross profit margin of 34% for the comparable period of the prior fiscal year.  Gross profit and gross profit margin were impacted by higher per unit natural astaxanthin production costs due to the Company’s decision to reduce production in response to market conditions.  For the first six months of fiscal 2006 the Company reported a net loss of $168,000, or ($0.01) per diluted share compared to net income of $234,000, or $0.01 per diluted share reported for the comparable period of the prior fiscal year.

The Company’s cash and cash equivalents increased to $2,054,000 from the March 31, 2005 balance of $2,005,000.  Working capital remained adequate, increasing $210,000 from $5,102,000 at March 31, 2005 to $5,312,000 at September 30, 2005.

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About Cyanotech

Cyanotech Corporation, the world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that enhance human health and nutrition, providing significant antioxidant, anti-inflammatory and immune response benefits. NatuRose® Natural Astaxanthin is a natural pigment source that also promotes animal health and nutrition, primarily in aquaculture. Phycobiliproteins are fluorescent pigments used in medical diagnostic testing and research. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical, cosmeceutical, and animal feed makers and marketers in more than 30 countries worldwide.  Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000 certification. Corporate data and product information are available at www.cyanotech.com

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

Cyanotech Corporation will hold a conference call on Thursday, November 3, 2005 at 5:30 p.m. Eastern Time to be broadcast live over the Internet.  It can be accessed by linking through the Investor Broadcast Network’s VCall website at www.vcall.com or through Cyanotech’s website, http://www.cyanotech.com.  To access the simultaneous webcast, please go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those who are not able to listen to the live broadcast, a replay will be available shortly after the call and will be archived for a period of one calendar year.

CYANOTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
NET SALES	$2,517	$2,998	5,546	$5,705
COST OF PRODUCT SALES	1,936	1,944	3,940	3,764
Gross profit	581	1,054	1,606	1,941

OPERATING EXPENSES:

Research and development	53	62	99	127
Sales and marketing	304	297	637	591
General and administrative	522	522	960	889
Total operating expenses	879	881	1,696	1,607
Income (loss) from operations	(298)	173	(90)	334

OTHER INCOME (EXPENSE):

Interest income	8	9	23	17
Interest expense	(35)	(40)	(90)	(79)
Other income (expense), net	2	(9)	(8)	(11)
Total other expense, net	(25)	(40)	(75)	(73)
Income (loss) before income taxes	(323)	133	(165)	261
INCOME TAX BENEFIT (EXPENSE)	2	(12)	(3)	(27)
NET INCOME (LOSS)	$(321)	$121	$(168)	$234
NET INCOME (LOSS) PER SHARE
Basic	$(0.02)	$0.01	$(0.01)	$0.01
Diluted	$(0.02)	$0.01	$(0.01)	$0.01

SHARES USED IN CALCULATION OF
NET INCOME (LOSS) PER SHARE:
Basic	20,896	20,752	20,896	20,744
Diluted	20,896	21,035	20,896	21,017

COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$(321)	$121	$(168)	$234
Other comprehensive loss	(6)	(24)	(8)	(10)
	$(327)	$97	$(176)	$224

CYANOTECH CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	March 31,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$2,054	$2,005
Short-term investments	1,000	1,000
Accounts receivable, net	1,612	2,069
Refundable income taxes	51	97
Inventories	1,747	1,565
Prepaid expenses	141	85
Total current assets	6,605	6,821
Equipment and leasehold improvements, net	10,621	11,174
Other assets	543	547
Total assets	$17.769	$18,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$354	$355
Accounts payable	473	977
Accrued expenses	466	387
Total current liabilities	1,293	1,719
Long-term debt, excluding current maturities	1,572	1,743
Total liabilities	2,865	3,462
Stockholders’ equity:
Common Stock of $0.005 par value; shares authorized 30,000,000 20,896,265 shares issued and outstanding; and at September 30, 2005 and March 31, 2005	104	104
Additional paid-in capital	27,298	27,298
Accumulated other comprehensive income - foreign currency translation adjustments	19	27
Accumulated deficit	(12,517)	(12,349)
Total stockholders’ equity	14,904	15,080

Total liabilities and stockholders’ equity	$17,769	$18,542